UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2009

Toreador Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-02517	75-0991164
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Toreador Holding SAS
9 rue Scribe
Paris, France		75009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  33 1 47 03 34 24

13760 Noel Road, Suite 1100

Dallas, Texas 75240
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2009, Toreador Resources Corporation (the “Company”) entered into an employment agreement with Craig McKenzie, the Company’s President and Chief Executive Officer.  A copy of the employment agreement (the “Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement.  The Agreement has been reviewed and approved by the Compensation Committee and the full Board of Directors of the Company.

Pursuant to the Agreement, Mr. McKenzie serves as President and Chief Executive Officer of the Company.  In addition, once Mr. McKenzie obtains all required work permits in France, he will be appointed as the Chairman of Toreador Holding SAS, a subsidiary of the Company.  The initial term of the Agreement will expire on March 27, 2011, but will automatically be extended for additional one-year terms unless either the Company or Mr. McKenzie provides written notice of a desire not to renew the Agreement at least ninety days’ prior to its expiration.

Under the Agreement, Mr. McKenzie is eligible for the following:  (i) a base salary of at least $420,000 per year, (ii) an annual performance-based bonus with a target amount of 100% of base salary, (iii) participation in all health insurance and retirement programs maintained by the Company in which senior executives are entitled to participate, and (iv) reimbursement for reasonable business and travel expenses.  The Agreement also provides for the grant of an annual long-term incentive award payable in shares of the Company’s common stock.  For 2009, Mr. McKenzie’s long-term incentive award will be equal to $840,000 divided by the closing price of the Company’s common stock on March 27, 2009, or 314,607 shares.  For each fiscal year after 2009, the size of the long-term incentive award will depend on the extent to which certain performance objectives are achieved.  Each long-term incentive award granted under the Agreement will vest in three equal installments on the first, second, and third anniversaries of the date the award is granted.

If Mr. McKenzie’s employment is terminated due to his death or disability, he will be entitled to the following:  (i) accrued but unpaid base salary and expense reimbursements (“accrued obligations”), (ii) any earned but unpaid annual bonus, (iii) a pro rata portion of his annual bonus for the year in which termination occurs, and (iv) pro rata vesting of any unvested shares of common stock held by Mr. McKenzie.  If Mr. McKenzie dies or becomes disabled while traveling on official Company business, in lieu of the foregoing benefits, he (or his estate) will be entitled to the severance benefits payable upon a termination without cause or resignation for good reason, discussed below.

In the event Mr. McKenzie is terminated by the Company without cause (as defined in the Agreement) or as a result of the Company’s decision not to renew the term of the Agreement, or he resigns for Good Reason (as defined in the Agreement), he will be entitled to the following:  (i) accrued obligations, (ii) any earned but unpaid annual bonus, (iii) a pro rata portion of his target annual bonus (or, in the event of the Company’s non-renewal, the annual bonus for the year in which termination occurs), (iv) immediate vesting of any unvested shares of common stock held by Mr. McKenzie, (v) continuation of base salary and target annual bonus payments

(or, in the event of the Company’s non-renewal, just base salary) for two years following termination, and (vi) continuation of health benefits for two years following termination.  If Mr. McKenzie’s termination without cause or resignation for good reason occurs within the year following a change of control of the Company (as defined in the Agreement), Mr. McKenzie will be entitled to the same payments and benefits set forth in the preceding sentence, except that the base salary and annual bonus portion of his severance will be paid in a lump sum (as opposed to over a two-year period).

The Agreement contains a tax equalization provision which provides that in the event that the compensation received by Mr. McKenzie pursuant to the Agreement becomes subject to taxation in France, Mr. McKenzie will be paid an additional amount so that Mr. McKenzie will be left in the same after-tax position as if his compensation had only been subject to U.S. federal, state and local taxes.  The Agreement also subjects Mr. McKenzie to standard prohibitions against disclosure of confidential information, as well as non-competition and non-solicitation covenants during the term of his employment and for one year thereafter.

Item 9.01.  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Toreador Resources Corporation and Craig McKenzie dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: August 24, 2009	By:	/s/ Charles J. Campise
Charles J. Campise, Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Toreador Resources Corporation and Craig McKenzie dated August 24, 2009